UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20519

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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MortgageIT Holdings, Inc.

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Date: July 12, 2006

To: MortgageIT’s Business Partners and Customers

RE: Important Announcement

As our valued business partner and customer, we want to share with you some exciting news about the future of our company. Today we announced a definitive agreement to be acquired by Deutsche Bank, a leading global financial services firm and investment bank with a market capitalization of over $50 billion and more than 64,000 employees in 74 countries. The transaction is valued at approximately $429 million and is pending regulatory and other approvals. We expect the deal to close before the end of 2006.

Our management team and infrastructure will become the cornerstone of DB’s existing and planned mortgage lending operations and strategy in the U.S. As part of the deal, DB’s existing U.S. mortgage operations will be combined under MortgageIT. For several months, DB has been executing on a strategy to gain a stronger foothold in the U.S. consumer markets and finding the right partner in MortgageIT is a testament to all the hard work and success we’ve achieved together since our founding. Together with DB, we will be poised to become one of the largest mortgage originators in the country.

This new organization will enable us to maximize our growth potential by giving us greater access to capital and resources from a world class financial institution, while for Deutsche Bank, it provides an in-house source of quality product for its securitization desk.

While this is a transformational event for our company, we want to emphasize that this transaction will have no impact on our current relationship, other than the fact that you’ll soon be doing business with a much stronger firm. In fact, Deutsche Bank shares the same ambitious growth objectives as we do, and together we are striving to expand our national mortgage lending footprint and overall market share. MortgageIT’s management team and personnel will continue on in their same positions, and their phone numbers and location will not change. So, for now and after the deal closes, its “business as usual” in every aspect of our operations.

Please contact us with any questions you may have about this transaction. In the meantime, as we take this exciting step in our future, we wish to take this opportunity to extend a special thank you from our team to yours. You are a valued business partner and we look forward to continue working together in the future as we help one another achieve our respective business goals and objectives.

MortgageIT Holdings intends to file a proxy statement in connection with the proposed merger. MortgageIT Holdings investors and security holders should read the proxy statement and other relevant materials when they become available, because they will contain important information about MortgageIT Holdings and the proposed merger. In addition to the documents described above, MortgageIT Holdings files annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission (the “SEC”). The proxy statement and other relevant materials (when they become available), and any other documents filed with the SEC by MortgageIT Holdings are available without charge at the SEC’s website, at www.sec.gov. In addition, investors and security holders may obtain copies of the documents filed with the SEC by MortgageIT Holdings without charge by contacting: Investor Relations, Attn: Sean McGrath, MortgageIT Holdings, Inc., 33 Maiden Lane, New York, New York 10038, or by visiting the MortgageIT Holdings website at www.mortgageitholdings.com.

MortgageIT Holdings is not currently engaged in a solicitation of proxies of the investors or security holders of MortgageIT Holdings in connection with the proposed merger. If a proxy solicitation commences, MortgageIT Holdings and its directors and executive officers may be deemed to be participants in the solicitation of proxies from MortgageIT Holdings stockholders in connection with the proposed merger. A description of certain interests of the directors and executive officers of MortgageIT Holdings is set forth in the MortgageIT Holdings proxy statement for its 2006 annual meeting which was filed with the SEC on April 28, 2006. Additional information regarding the interests of such potential participants will be included in the definitive proxy statement and other relevant documents to be filed with the SEC in connection with the proposed merger.

Sincerely,

/s/ DOUG W. NAIDUS

Doug W. Naidus

CEO